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                                                                    EXHIBIT 99.1

                                     G & L
                                 REALTY CORP.
                                     NEWS

RELEASE:                                            CONTACT:
Immediate                                           David Hamer    310-273-9930
                                                    E-mail: dhamer@glrealty.com

            G&L REALTY CORP. ANNOUNCES RECEIPT OF A PROPOSAL FROM
            -----------------------------------------------------
                        LYLE WEISMAN AND HIS ASSOCIATES
                        -------------------------------

BEVERLY HILLS, California, June 6, 2001. G&L Realty Corp. (NYSE: GLR) today announced that on June 5, 2001, Lyle Weisman and certain of his associates (the "Weisman Group") delivered to the special committee of the board of directors a proposal to acquire, at the election of the Company, either (a) all of the issued and outstanding common stock of the Company (including common stock issuable upon conversion of partnership units), but not less than a majority, at a cash price equal to $15.00 per share of common stock, or (b) all of the assets of the Company at an all cash purchase price equivalent to $15.00 per share of common stock (the "Weisman Proposal"). The Company believes that the Weisman Proposal is unclear as to the purchase price for the assets, as it does not explain how the Weisman Group would treat the Company's outstanding preferred stock and indebtedness. The Weisman Proposal is specifically subject to the completion of due diligence by the Weisman Group and other conditions.

Under the terms of the Agreement and Plan of Merger dated as of May 10, 2001, between the Company and G & L Acquisition, LLC, an entity newly formed by Daniel
M. Gottlieb and Steven D. Lebowitz, the Chief Executive Officer and the President, respectively, of the Company, the Company is prohibited from sharing non-public information with Mr. Weisman, unless the Weisman Group enters into an appropriate confidentiality and standstill agreement in a form satisfactory to the Company. To date, the Weisman Group has declined the requests of the special committee that it enter into such a confidentiality and standstill agreement.

The special committee intends to review and consider the Weisman Proposal in accordance with its duties under Maryland law.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

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